EXHIBIT 10.1
AMENDMENT NO. 2
to the
EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment No. 2”) dated November 2, 2026, and made effective as of November 29th, 2026 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Justin Picicci (the “Executive”).

WHEREAS, the Executive serves as the Chief Financial Officer of the Company pursuant to an Employment Agreement by and between the Company and the Executive dated May 23, 2024, as amended (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1. Section 1.4(a) is amended in its entirety to read as follows, effective as of the date set forth above:

“Base Compensation. In consideration of his services during the Term, the Corporation shall as of the effective date of this Amendment No. 2 pay the Executive cash compensation at an annual rate of not less than one million dollars ($1,000,000) (as may be increased from time to time, “Base Compensation”), less applicable withholdings. Executive’s Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.”

2. The Section entitled “Base Salary” in Exhibit 1 attached to the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“$1,000,000 annually less all applicable taxes and other deductions.”

3. The Section entitled “Annual Equity Award” in Exhibit 1 attached to the Employment Agreement is amended in its entirety to read as follows, effective as of the Effective Date:

“You will be eligible to participate in the Ralph Lauren Corporation 2019 Long-Term Stock Incentive Plan (“LTSIP”) or any successor plan. Stock awards are subject to ratification by the Talent, Culture & Total Rewards Committee of the Board of Directors (“Talent Committee”). In accordance with the terms of the LTSIP, you will continue to be eligible to receive an annual stock award at the same time as other executives receive their annual grant, with a target grant value of $2,500,000 beginning with the Fiscal 2028 grant cycle, anticipated to be in summer 2027.”

4. Except as amended and/or modified by this Amendment No. 2, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 2.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be duly executed, and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Roseann Lynch
Name: Roseann Lynch
Chief People Officer and Head of the RL Foundation

EXECUTIVE
/s/ Justin Picicci
Name: Justin Picicci

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